May 3, 2002



Appaloosa Management L.P.
26 Main Street
Chatham, NJ 07928
Attention:  Kenneth Maiman

          Re:      Bio-Plexus, Inc
                   ---------------

Ladies and Gentlemen:

This Letter of Intent will confirm our mutual understanding regarding the proposed sale, on the terms and subject to the conditions set forth below, by Appaloosa Management L.P. (together with its affiliates and funds for which Appaloosa acts as investment adviser collectively referred to as "Appaloosa") to ComVest Venture Partners, L.P. ("Comvest"), directly or through one or more of its affiliates or designees (ComVest, together with such affiliates or designees, the "Buyer") of all shares of Common Stock and warrants of Bio-Plexus, Inc. (the "Company") owned by Appaloosa (collectively, the "Securities").

1. Purchase and Sale of the Securities. On the terms and subject to the conditions set forth below, the Buyer shall purchase from Appaloosa, and, Appaloosa shall sell to the Buyer, the Securities and, to the extent permissible, any and all rights of Appaloosa under all documents as may have been entered into by the Company and Appaloosa in connection with the issuance of the Securities to Appaloosa. As of the Closing Date (as defined below), the Securities shall consist of 9,815,284 shares of the Company's Common Stock and warrants to purchase 1,314,060 shares of Common Stock having an exercise price of $2.28 (the "Warrants"), which shall represent all of Appaloosa's holdings in the Company.

2. Consideration. In consideration for the sale of the Securities to the Buyer, the Buyer shall, against the delivery of certificates representing the Shares and the Warrants, duly endorsed for transfer pursuant to the Purchase Agreement (as defined below), pay to Appaloosa in cash on the Closing Date the sum of $5,000,000 (the "Purchase Price").

3. Closing Date. The execution of the Purchase Agreement and the closing of the transactions contemplated thereby will occur as soon as is practicable on the date (the "Closing Date"), no later than 15 business days from the execution of this Letter of Intent, on which each of the parties is satisfied with the form and substance thereof or such other date as is determined by mutual agreement of the Buyer and Appaloosa.

4. Purchase Agreement. The purchase and sale will be made pursuant to a mutually acceptable definitive purchase agreement to be negotiated and executed by the Buyer and Appaloosa, which shall be substantially in the form attached hereto (the "Purchase Agreement"). As soon as reasonably practicable after the execution of this Letter of Intent, the Buyer and Appaloosa shall commence the final negotiation of the Purchase Agreement and the documents contemplated thereby. The Purchase Agreement will include the terms contained in this Letter of Intent and a representation (which shall be true and complete as of the Closing Date) that (i) Appaloosa owns the Securities free and clear of any and all liens, security interests, claims or other encumbrances of any kind, (ii) other than the Shares and the Warrants, Appaloosa does not own any securities of the Company, and (iii) the Company does not have any obligations due and owing to Appaloosa other than those relating to any Appaloosa Representative (as defined below) who serves or has served as a member of the Company's Board of Directors (each of whom shall resign as a director upon the closing), and Appaloosa shall release the Company from any claims under any agreements to which it is a party.

5. Conditions. The obligations of each of the parties hereto shall be subject to fulfillment, among other things, of the following conditions:

     (a) The execution and delivery of the Purchase Agreement and stock powers necessary to transfer the Securities to the Buyer; and

     (b) The completion of Buyer's due diligence investigation of the Company within 15 business days from the execution of this Letter of Intent.

6. Expenses. The parties shall each bear their own expenses in connection with the transactions set forth herein.

7. Ensure Closing. From and after execution of this Letter of Intent, each of the parties hereto shall negotiate in good faith and use its best efforts to ensure that the Purchase Agreement and the documents contemplated thereby are signed and that the transactions contemplated hereby shall be consummated within 15 business days from the execution of this Letter of Intent.

8. No Shopping. From the date hereof until the earliest of (a) the date that is 15 business days from the date hereof if the Purchase Agreement is not executed by such date; and (b) the date on which the parties shall have agreed in writing not to consummate the transactions contemplated hereby, Appaloosa shall not, and shall cause its agents, representatives, and any other person acting on its behalf (each an "Appaloosa Representative") not to, directly or indirectly, solicit, negotiate with respect to, facilitate, or accept any offers for the purchase of, or the sale or transfer of the Securities or to a sale or merger of the Company; provided, however, Appaloosa and any Appaloosa Representative may, consistent with the exercise of their fiduciary duties, negotiate, provide information, assist, and enter into an agreement with respect to any unsolicited offers to purchase the Securities or to a sale or merger of the Company. Notwithstanding the foregoing proviso and the receipt of any such unsolicited offer(s), Appaloosa shall either be required to consummate the sale of the Securities to the Buyer as set forth herein or, in the event that Appaloosa accepts such unsolicited offer based on its fiduciary duties, pay to the Buyer any difference between the consideration received by Appaloosa for the Securities and the Purchase Price (the "Excess Consideration"); provided that Appaloosa shall have no obligation to pay to Buyer any Excess Consideration unless Buyer extends its commitment to buy the Securities and pay the Purchase Price by extending the Closing Date as necessary to consummate the sale of the Securities to another purchaser.

9. Publicity; Confidentiality. This Letter of Intent and its terms and the transactions contemplated hereby shall be kept confidential until the parties hereto mutually agree upon the language and timing of a press release or until such time as one such party determines, based upon the advice of counsel, that a public announcement is required by law, in which case the parties hereto shall in good faith attempt to agree on any public announcements or publicity statements with respect thereto. If the transactions contemplated hereby are not consummated for any reason, each party hereto shall return to the other, without retaining a copy thereof, any confidential schedules, documents or other written information obtained from the other in connection with this Letter of Intent and the transactions contemplated hereby.

10. No Binding Obligation. Except with respect to paragraphs 6, 7, 8, 9, and 11, which are intended to be binding on the parties, this Letter of Intent is intended to serve only as an expression of the parties' intent and not as a binding obligation to consummate the contemplated transactions; any such obligation will be created only by the Purchase Agreement (the provisions of which will supersede this and all other understandings between the parties).

11. Governing Law. This Letter of Intent shall be governed by the internal laws of the State of New York. Any legal proceedings with respect to this Letter of Intent shall be brought exclusively in a federal or state court located in Manhattan, New York.

12. Counterparts. This Letter of Intent may be executed in counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

If the foregoing terms and conditions are acceptable to you, please so indicate by signing both of the enclosed copies of this letter where indicated and returning one to the undersigned by Friday, May 3, 2002 at 5:00 p.m. (EST).

                                       Very truly yours,

                                       COMVEST VENTURE PARTNERS, L.P.




                                       By:/s/ Carl G. Kleidman
                                          -------------------------------------
                                          Name:  Carl G. Kleidman
                                          Title: Managing Director




Agreed to and Accepted as
of the 3rd day of May 2002

APPALOOSA MANAGEMENT L.P.



By:/s/ James Bolin
   ------------------------------------
   Name:  James Bolin
   Title: Vice President